Exhibit 99.1

Banc of California Announces Quarterly Common Stock Dividend

IRVINE, Calif., (December 5, 2016) – Banc of California, Inc. (NYSE: BANC), today announced that its Board of Directors has declared a quarterly cash dividend of $0.13 per share on its outstanding common stock. This is an increase of $0.01 from the previous quarterly cash dividend of $0.12. The dividend will be payable on January 3, 2017 to stockholders of record as of December 15, 2016. Based on the trading price of $14.85 as of close of market on December 2, 2016, the cash dividend results in an annualized dividend yield of 3.50%.

The Company also announced that it is suspending the Company’s Dividend Reinvestment Plan (DRIP) with respect to this dividend in consideration of the previously announced delay in the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:	Media Inquiries:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com